EXHIBIT 99


                  TECH-SYM CORPORATION EXPANDS SIZE OF BOARD

      Houston, Texas, July 14, 1999--Tech-Sym Corporation (NYSE:TSY) announced today that its Board of Directors has unanimously approved the expansion of the size of the Board from eight to ten positions and the appointment of Warren G. Lichtenstein and James Henderson to fill the newly created director positions.

      Mr. Lichtenstein, 34, is the Chairman of the Board, Secretary and the Managing Member of Steel Partners, L.L.C., the general partner of Steel Partners II L.P., which currently owns approximately 9% of the Company's common stock. Mr. Lichtenstein is a director of the following publicly held companies: Gateway Industries, Inc. (OTCBB:GWAY), WebFinancial Corporation (OTCBB:WEFN), PLM International, Inc. (AMEX: PLM), and Saratoga Beverage Group, Inc. (Nasdaq:TOGA). Recently, Mr. Lichtenstein served as Chairman of the Board of Aydin Corporation until its sale to L-3 Communications Corporation in April 1999.

      Mr. Henderson, 40, is a consultant to Steel Partners II, L.P. Prior to joining Steel Partners, Mr. Henderson was employed in various positions with Aydin Corporation, which included a tenure as president and Chief Operating Officer from October 1998 until its sale to L-3. Prior to his employment with Aydin, Mr. Henderson was employed as an executive with UNISYS Corporation.

      Commenting on the appointments, J. Michael Camp, President and Chief Executive Officer stated, "We are pleased to have both Mr. Lichtenstein and Mr. Henderson join our Board. Mr. Lichtenstein brings financial and investment experience to the Company as well as operational expertise. At the same time, Mr. Henderson brings to our Company his knowledge of the defense electronics industry as well as his strategic planning and implementation skills. We expect to work together with the goal of consistently improving Tech-Sym's operating and financial results and shareholder value."

      Tech-Sym Corporation is a high technology company that designs, develops and manufactures electronic systems and components used in diverse markets including communications, defense systems and environmental radar systems.

      FORWARD-LOOKING STATEMENTS IN THIS RELEASE ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, RISKS ASSOCIATED WITH THE UNCERTAINTY OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS, LIMITED NUMBER OF CUSTOMERS, AS WELL AS RISKS OF DOWNTURNS IN ECONOMIC CONDITIONS GENERALLY, RISKS ASSOCIATED WITH COMPETITION AND COMPETITIVE PRICING PRESSURES, AND OTHER RISKS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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